Exhibit 10.4

Settlement and Release of Claims Agreement

This Settlement and Release of Claims Agreement ("Agreement") is entered into by and between American Cannabis Company, Inc., a Delaware corporation (collectively, “ACC”), and Roger Scott Saunders, an individual, and Medihemp, LLC (“Medihemp”) and its wholly owned subsidiaries, SLAM Enterprises, LLC (“SLAM”) and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”) (each formed and operating in their respective states of formation or corporation, and, together with Roger Scott Saunders, collectively referred to as the “Saunders Entities.” ACC and the Saunders Entities are collectively referred to as the "Parties") as of November 1, 2024 (the "Effective Date").

RECITALS

On March 11, 2021, ACC entered into an asset purchase agreement with the Saunders Entities. ACC purchased fixed assets and was assigned leases for three Medical Marijuana dispensaries located at 1004 S. Tejon Street, Colorado Springs, CO 80903, 2727 Palmer Park Blvd. Suite A, Colorado Springs, CO 80909, and 5875 Lehman Drive, Ste. 100, Colorado Springs, CO 80918.

Additionally, ACC acquired a Medical Marijuana Optional Premises Cultivation license and a Medical Marijuana-Infused Product Manufacturer license, along with fixed assets, all located at 2611 Durango Drive, Colorado Springs, CO 80910.

The purchase price for the acquisition was $2.2 million, and the issuance of 3 million shares of the Registrant’s restricted common stock. Payment terms required a $20,000 non-refundable payment upon signing, a cash payment of $1,080,000 after the receipt of the Contingent Approval Letters of the Change of Ownership applications from the MED and City, and the balance of $1,100,000 paid pursuant to a promissory note executed by Registrant effective upon receipt of the Contingent Approval Letters. The maturity date of the Promissory Note is 365 days from the Closing Date, includes 10% simple interest accruing annually, and is not subject to a pre-payment penalty.

On April 19, 2022, the Parties agreed to restructure the remaining payments due to be paid by ACC under the Note. The Parties agreed that in consideration of ACC’s payment of $550,000 and outstanding interest of $110,000, a new promissory note in the principal amount of $550,000 and 12% interest accruing annually, due April 29, 2023, resolved all of ACC’s payments of the purchase price. The Parties entered the amendment, and ACC paid the Saunders Entities the consideration of $550,000 in principal and $110,000 in interest.

On June 8, 2023, the Parties agreed to restructure the remaining payments due to be made by ACC under the Note, as amended, including principal and interest of Six Hundred Fifty-One Thousand, One Hundred Sixty-Two and 50/100 US Dollars ($651,162.50). ACC agreed to pay the Saunders Entities $150,000 by June 30, 2023; $100,000 by July 31, 2023; and the balance by May 1, 2024. Concurrently, ACC granted the Saunders Entities a first-priority lien and security interest on ACC’s assets, securing the payment and performance of the payment schedule. ACC made both 2023 payments and granted the Saunders Entities a first-priority lien and security interest on the assets of ACC, securing the payment and performance of the payment schedule. ACC has not paid the balance due and is in default.

On November 1, 2024, ACC executed a stock purchase agreement with TEC, LLC, a Delaware limited liability company (“TEC”). Under this agreement, ACC agreed to sell, and TEC committed to purchase shares of ACC common stock, resulting in a change of control for ACC. As part of the transaction, TEC structured its payment obligations to address outstanding compliance costs, beginning with a first tranche payment directed towards settling ACC’s overdue SEC filing fees for the quarters ending March 31, June 30, and September 30, 2024. Following the completion of these filings, TEC will provide a second tranche payment covering ACC’s auditing, legal, and accounting expenses required for filing its annual SEC report on Form 10-K. This second payment will also fund ACC’s accounting and legal costs for reapplying for a 15c2-11 listing, which was suspended due to the delayed filing of its June 30, 2024, quarterly report. The Parties agreed to escrow all funds consistent with the terms and conditions of the stock purchase agreement. Upon closing the stock purchase agreement, as defined below, the Parties agreed to revert the balance of the purchase price paid by TEC to the Saunders Entities at least one hundred and thirty-five thousand dollars ($135,000.00).

Consistent with the terms and conditions of the Stock Purchase Agreement and the associated Ancillary Agreement, the “Assignment and Assumption Agreement,” Ellis Smith and Hollister & Blacksmith, Inc., agreed to assign and assume the secured interests of the Saunders Entities, upon closing of the Stock Purchase Agreement.

NOW THEREFORE, in consideration for the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

INCORPORATION OF RECITAL CLAUSES

The Parties acknowledge that all the representations set forth in the RECITALS clauses of this Agreement are incorporated herein by reference and made a material part of this Agreement with the same force and effect as if they were more fully set forth here. The Parties agree to waive any rule of contract construction or legal presumption that would prohibit any court of competent jurisdiction from construing or enforcing this Agreement based on the contents of the RECITALS above.

DEFINITIONS

“Ancillary Documents” means (i) the Stock Purchase Agreement between TEC, LLC, and ACC, (ii) the Escrow Agreement between TEC, ACC, and Mailander Law Office, Inc. (the “Escrow Agent”); (iii) all Exhibits and Schedules referenced in the Stock Purchase Agreement; and, (iv) any other transaction documents necessary to consummate the sale of the TEC and ACC.

“Assigned Liabilities” means those liabilities set forward on Schedule “A” to the Stock Purchase Agreement, including any and all secured and unsecured liabilities, amounts owed to creditors, debts, obligations, costs, attorney fees, liabilities, or claims arising from the Assigned Liabilities, whether known or unknown, contingent or accrued, and all outstanding amounts due to the Saunders Entities, and any other creditors, as well as any secured interests held by the Saunders Entities, which have been perfected by UCC-1 financing statements over Assigning Party’s Cannabis Licenses.

“Closing” means the completion of the transactions under the Stock Purchase Agreement, contingent upon the following actions: (1) the Agreement’s signing by both TEC and ACC, (2) TEC’s payment of the $310,000 Purchase Price to the Escrow Agent, and (3) ACC’s issuance of 302,900,458 shares of Seller’s common stock to the Buyer at $0.001023 per share. The consummation of these transactions will occur either in person or remotely via electronic exchange on a mutually agreed date, following the MED’s Contingent Approval Letter 1 CCR 212-3:2-245 pursuant to 1 CCR 212-3:2-245 (A) & (D).

“Escrow Agent” means Mailander Law Office, Inc.

“Escrow Account” means the Escrow Agent's IOLTA (interest on lawyer trust account) account.

“Saunders Entities” means Medihemp, LLC (“Medihemp”) and its wholly owned subsidiaries SLAM Enterprises, LLC (“SLAM”) and Medical Cannabis Caregivers, Inc. (“Medical Cannabis”), and Roger Scott Saunders (“Saunders”), an individual and control person of Medihemp, SLAM, and Medical Cannabis respectively, including his successors, assigns, agents, officers, directors, managers, and all persons acting by or through Saunders.

“Saunders Transaction” means the Seller’s acquisition of assets from the Saunders Entities on March 11, 2021, as amended on April 29, 2022, and June 8, 2023, of fixed assets and associated intellectual property, including the following Licenses issued by the Colorado Marijuana Enforcement Division (“MED”) and the corresponding City of Colorado Springs (“City”): (i) Medihemp’s, SLAM’s and Medical Cannabis’ respective Medical Marijuana Center Licenses; (ii) Medical Cannabis’ Medical Marijuana Infused Product Manufacturer License; and, (iii) Medical Cannabis’ Medical Marijuana Optional Premises Cultivation License.

“SEC Reports” means filings mandated by federal securities laws, particularly under the Securities Act and the Exchange Act. These reports ensure that public companies provide full and fair disclosure of material information necessary for investors to make informed decisions. The Exchange Act specifically requires ongoing disclosures through periodic filings, including but not limited to annual reports (Form 10-K), quarterly reports (Form 10-Q), and current reports (Form 8-K).

“SEC Rule 15c2-11” refers to the procedure required under Rule 15c2-11 of the Securities Exchange Act of 1934, as amended, whereby a broker-dealer, acting as a market maker, submits a Form 211 to FINRA in order to initiate or resume public quotations for securities on the over the counter (OTC) market. This process includes but is not limited to, the submission of current financial statements, disclosure documents, and other materials necessary for the broker-dealer to establish that it has a reasonable basis for quoting the security. The successful completion of the 15c2-11 process is required for securities to be publicly quoted on OTC markets following a lapse in trading or to initiate such trading.

“Stock Purchase Agreement” means the stock purchase agreement between TEC and ACC, including all exhibits and schedules.

SECTION 1.

CONDITIONS PRECEDENT TO RELEASE OF ALL CLAIMS BY THE SAUNDERS ENTITIES IN FAVOR OF ACC

This release will be effective upon the completion of the transactions under the Stock Purchase Agreement between ACC and TEC, including the following actions:

1.       Execution of the Stock Purchase Agreement by both TEC and ACC,

2.       TEC’s payment of the $310,000 Purchase Price to the Escrow Agent for disbursement consistent with the terms and conditions of the Escrow Agreement,

3.       Issuance by the Seller of 302,900,458 shares of common stock to TEC at $0.001023 per share,

4.       Issuance of MED’s Contingent Approval Letter under 1 CCR 212-3:2-245 (A) & (D), authorizing the transfer of the Medical Marijuana Optional Premises Cultivation license and a Medical Marijuana-Infused Product Manufacturer license to Hollister & Blacksmith, Inc. and Ellis Smith, and

5.       Disbursement of at least $135,000 from escrow to the Saunders Entities in accordance with Section 2.03 of the Stock Purchase Agreement.

SECTION 2

RELEASE OF ALL CLAIMS UPON SATISFACTION OF CONDITIONS PRECEDENT

1. Except as provided for herein, and in further consideration of the mutual covenants hereto, the Saunders Entities agrees on behalf of themselves individually and collectively, and their respective successors, assigns, managers, officers, directors, shareholders, attorneys, employees, agents, independent contractors, affiliates, control persons, administrators, and any and all persons or business entities acting by and through them, to irrevocably and unconditionally remise, release, acquit, satisfy and forever discharge ACC, specifically including its agents, directors, officers, affiliates, employees, representatives, insurance carriers, and attorneys, (and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys of such divisions and subsidiaries), and their predecessors, successors, administrators and assigns, (collectively "Releasees"), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, tax obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out of the facts contained in the RECITALS, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds.

2. Except as for any specific rights created by virtue of this Agreement, the Saunders Entities promise not to institute any future suits, administrative or regulatory actions, or proceedings at law or in equity or any arbitration or administrative proceedings against the Releasees for or on account of any claim or cause of action arising specifically out of the facts in the RECITALS herein.

3. This is intended as a full and complete release and discharge of any or all claims that The Saunders Entities may or might have or had against the Releasees regarding the subject matter hereof, and the Saunders Entities does so in full and final settlement, release and discharge of any and all such claims and the Saunders Entities intends to and does forever hereby release and discharge the Releasees of and from any and all liability of any nature whatsoever for all damages to each other, specifically including, but not limited to, all past, present and future rights to recover for sums of money compromised in this Agreement on account of said events alleged in the RECITALS, as well as for all consequences, effects and results thereto and resulting damages to each other, whether the same or any circumstances pertaining thereto are now known or unknown to the Saunders Entities or anyone else, expected or unexpected by the Saunders Entities or anyone else, or have already appeared or developed or may now be latent or may in the future appear or develop or become known to the Saunders Entities or anyone else.

4. This Agreement constitutes a compromise, settlement, and release of disputed claims and is being entered into solely to avoid the burden, inconvenience, and expense of litigating those claims. No Party to this Agreement admits any liability to the other Party concerning any such claim or any other matter. Each Party expressly denies liability as to every claim the other Party may assert. Therefore, this Agreement is not to be and shall never be construed or deemed an admission or concession by the Releasees of liability or culpability at any time for any purpose concerning any claim being compromised, settled, and released or any other matter.

SECTION 3

MISCELLANEOUS PROVISIONS

1.               Notices. All notices, offers, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) upon receipt by facsimile transmission (with written confirmation of receipt) or confirmed electronic mail; or (iii) after the expiration of the second business day following deposit with documented overnight delivery service; or (iv) five business days of transmission by regular mail. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

If to American Cannabis Company, Inc. :

Attention: Mr. Ellis Smith

1004 South Tejon Street

Colorado Springs, CO 80903

E-mail: smith@americancannabisconsulting.com

If to TEC, LLC :

Attention: Mr. Joseph Cleghorn

701 Waddell Avenue

Key West, FL 33040

E-mail: jckeys1@icloud.com

If to the Saunders Entities :

Mr. Roger Scott Saunders

16208 16th Ave SW

Burien, WA 98166

E-mail: rssriparian@gmail.com

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

2. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality, or enforceability of the remaining provisions of this Agreement.

3. Binding on Affiliated Third Parties. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective agents, representatives, executors, administrators, trustees, personal representatives, partners, directors, officers, shareholders, agents, attorneys, insurers, employees, representatives, predecessors, successors, heirs, and assigns.

4. Governing Law. This Agreement shall be governed by and construed following the laws of the State of Colorado without regard to principles of conflict of laws. Any controversy or claim arising from or relating to this Agreement shall be settled by arbitration administered by JAMS in the County of Denver, City of Denver, Colorado. The Parties shall equally share in the costs of arbitration. If the arbitrator determines that a particular party is the prevailing party, then the arbitrator shall award reasonable attorney fees as an element of costs.

5. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, and with the same effect as if all Parties had signed the same document. All of such counterparts shall be construed together with and shall constitute one Agreement, but in making proof, it shall only be necessary to produce one such counterpart. A facsimile transmission shall be as valid and enforceable as an original.

6. Entire Understanding. This Agreement is the entire, final, and complete agreement of the Parties relating to the subject of this Agreement and supersedes and replaces all prior or existing written and oral agreements between the Parties or their representatives relating thereto.

7. Further Assurances. The parties agree to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

8. Amendments. This Agreement shall not be amended or otherwise modified unless in writing signed by all of the parties hereto.

9. Acknowledgment. The Parties acknowledges (i) They have read this Agreement and have consulted with their respective attorneys concerning its contents and legal consequences and have requested any change in language necessary or desirable to effectuate their intent and expectations so that the rule of construction of contracts construing ambiguities against the drafting party shall be inapplicable; (ii) They have taken all corporate actions and obtained all corporate authorizations, consents and approvals as are conditions precedent to their authority to execute this Agreement, and thus warrant that they are fully authorized to bind the Party for which they execute this Agreement; and, (iii) There has been and will be no assignment or other transfer of any claim released herein, or any part thereof, and each Party agrees to defend, indemnify and hold harmless the other party from any claims, obligations, or other liabilities, including specifically attorney’s fees and costs incurred, which result from the assertion by any third party of a right to any claim which is released by this Agreement.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto or to such Party's heirs, executors, administrators, successors, and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or because of this Agreement.

11. Confidentiality. Each of the Parties represents and agrees that it will keep the terms, provisions, and amounts in this Agreement confidential and that it will not, without the consent of the other Party, disclose, divulge, or furnish such confidential information to any person other than their immediate families, their attorney, and accountant (all of whom will be informed of and bound by this confidentiality provision) except as required by law or, if necessary, to any applicable taxing authorities.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

AMERICAN CANNABIS COMPANY, INC.

By

Name:	Ellis Smith

Principal Executive Officer

ACKNOWLEDGED AND AGREED by ROGER SCOTT SAUNDERS, INDIVIDUALLY, and on behalf of Medihemp, LLC, SLAM Enterprises, LLC, and Medical Cannabis Caregivers, Inc. (Collectively, the “Saunders Entities”)

By

Name:	Roger Scott Saunders

Title:	Manager, Director, Authorized Signer

APPROVED AS TO FORM:
LAW OFFICES OF CLIFTON BLACK, PC

By
Name:	Clifton Black
Title:	Counsel for Saunders Entities